Exhibit 99.2

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to securities of Envivio, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

January 16, 2015

CANNELL CAPITAL LLC

By: /s/ J. Carlo Cannell
Name: J. Carlo Cannell
Title: Managing Member

/s/ J. Carlo Cannell
J. Carlo Cannell

/s/ Charles M. Gillman
Charles M. Gillman

/s/ Howard Marks
Howard Marks